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                                   EXHIBIT 99
                       RATIOS OF EARNINGS TO FIXED CHARGES

                     WHIRLPOOL CORPORATION AND SUBSIDIARIES

                              (dollars in millions)

                                                  Nine Months Ended
                                                  September 30, 2001
                                                 --------------------

Pretax earnings                                  $            17.7

Portion of rents representative
  of the interest factor                                      12.9

Interest on indebtedness                                     127.9

Amortization of debt expense
  and premium                                                   .6

WFC preferred stock dividend                                   2.9
                                                 ------------------

       Adjusted income                           $           162.0
                                                 ==================

Fixed charges

   Portion of rents representative
     of the interest factor                      $            12.9

   Interest on indebtedness                                  127.9

   Amortization of debt expense
     and premium                                               0.6

   WFC preferred stock dividend                                2.9
                                                 ------------------
                                                 $           144.3
                                                 ==================

Ratio of earnings to
  fixed charges                                               1.12
                                                 ==================

Ratio of earnings to
  fixed charges at
     September 30, 2000                                       4.25
                                                 ==================

                                       22